Exhibit 16

October 13, 2003

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K/A dated September 16, 2003, of U.S.I. Holdings Corporation and are in agreement with the statements contained in the first through fifth paragraphs on page 2 therein.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP